BrainStorm Intends to Adjourn Annual Meeting of Stockholders until June 10, 2011

NEW YORK & PETACH TIKVAH, Israel—(BUSINESS WIRE)— BrainStorm Cell Therapeutics Inc. (OTCBB:BCLI), a leading developer of adult stem cell technologies and therapeutics announced today that, immediately upon convening its Annual Meeting of Stockholders on Thursday, June 9, 2011, the Company intends to adjourn the meeting to Friday, June 10, 2011, at 9 a.m., New York City time, to be held at the Company’s offices located at 605 Third Avenue, 34th Floor, New York, New York 10158. The Company is taking this action due to a religious holiday on Thursday, June 9, 2011.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a promising company developing adult stem cell therapeutic products, derived from autologous (self) bone marrow cells, for the treatment of neurodegenerative diseases. The Company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel-Aviv University. For more information, visit the company’s website at www.brainstorm-cell.com.

Contacts
BrainStorm Cell Therapeutics
Dr. Adrian Harel, acting CEO
Phone: +972-3-9236384
Email: aharel@brainstorm-cell.com

Source: BrainStorm Cell Therapeutics